Exhibit 4.2

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment”), dated as of June 30, 2018, is made by and between Ener-Core, Inc., a Delaware corporation, with headquarters located at 8965 Research Drive, Suite 100, Irvine, California 92618 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the November 2016 SPA (as defined below), as applicable.

RECITALS

A. Reference is made to that certain Securities Purchase Agreement dated as of November 23, 2016, by and among the Company, the Holder and the other investors listed on the signature pages attached thereto and party to a joinder agreement thereto (the “November 2016 SPA”); and the Senior Secured Notes issued to the Holder pursuant thereto (as amended from time to time prior to the date hereof, the “November 2016 Notes”);

B. The Company and the Holder desire to amend the November 2016 SPA and each of the November 2016 Notes as set forth herein; and

C. In compliance with Section 15 of the November 2016 Notes and the November 2016 SPA, this Amendment shall only be effective upon the execution and delivery of this Amendment and agreements in form and substance identical to this Amendment (other than with respect to the identity of the Holder and any provision regarding the reimbursement of legal fees) (together with this Amendment, the “Amendments”) by other holders of the November 2016 Notes representing at least the Required Holders (as defined in each of the November 2016 Notes).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

SECURITIES PURCHASE AGREEMENT

1. Extension and Removal of Listing Deadline. The first sentence of Section 4(f) of the November 2016 SPA is hereby amended and restated as follows:

“The Company shall commence trading of its Common Stock on either The New York Stock Exchange, Inc., the NYSE American, The NASDAQ Capital Market, The NASDAQ Global Select Market or The NASDAQ Global Market (collectively, the “Qualified Eligible Markets”) no later than December 31, 2018 (the “Listing Deadline”).”

Notwithstanding the foregoing, effective upon the issuance by the Company of convertible senior secured promissory notes (the “June 2018 Notes”) for aggregate gross proceeds of at least $2.0 million pursuant to that certain Securities Purchase Agreement, dated as of June 5, 2018, by and among the Company, the investors set forth on the Schedule of Buyers thereto and the investors, if any, party to a joinder agreement with respect thereto, as the same may be amended or otherwise modified from time to time pursuant to the terms thereof (the “June 2018 SPA”), the first sentence of Section 4(f) of the November 2016 SPA is hereby amended and restated as follows:

“[Reserved].”

ARTICLE II

NOTES

1. Optional Redemption at the Holder’s Election. The first sentence of Section 7 of the November 2016 Notes is hereby amended and restated as follows:

“At any time from and after January 1, 2019 and provided that the Company shall not have received either (i) initial deposits for at least eight 2 megawatt (MW) Power Oxidizer units or (ii) firm purchase orders totaling not less than $3,500,000 and initial payment collections of at least $1,600,000, in each case during the period commencing on the Issuance Date and ending on December 31, 2018 (inclusive), the Holder shall have the right, in its sole and absolute discretion, at any time or times, to require that the Company redeem (a “Holder Optional Redemption”) all or any portion of the Conversion Amount of this Note then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”) to the Company, which notice shall state (i) the portion of this Note that is being redeemed and (ii) the date on which the Holder Optional Redemption shall occur, which date shall be not less than three (3) Business Days from the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”).”

Notwithstanding the foregoing, effective upon the issuance by the Company of June 2018 Notes for aggregate gross proceeds of at least $2.0 million pursuant to the June 2018 SPA:

a.	Section 7. Section 7 of the November 2016 Notes is hereby amended and restated as follows:

“[Reserved].”

b.	Section 11(a). The third sentence of Section 11(a) of the November 2016 Notes is hereby deleted.

c.	Section 30(ee). The phrase “Holder Optional Redemption Dates” is hereby deleted from Section 30(ee) of the November 2016 Notes.

d.	Section 30(ff). The phrase “Holder Optional Redemption Notices” is hereby deleted from Section 30(ff) of the November 2016 Notes.

e.	Section 30(gg). The phrase “Holder Optional Redemption Prices” is hereby deleted from Section 30(gg) of the November 2016 Notes.

2. Eligible Market Deadline. Section 30(l) of the November 2016 Notes is hereby amended and restated as follows:

““Eligible Market” means The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market or the NYSE American or, on or prior to December 31, 2018, the Principal Market.”

Notwithstanding the foregoing, effective upon the issuance by the Company of June 2018 Notes for aggregate gross proceeds of at least $2.0 million pursuant to the June 2018 SPA, Section 30(m) of the November 2016 Notes is hereby amended and restated as follows.

““Eligible Market” means The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the NYSE American or the Principal Market.”

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ARTICLE III
MISCELLANEOUS

1. Effect of this Amendment. This Amendment shall form a part of the November 2016 Notes for all purposes, and each holder of November 2016 Notes shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of Amendments substantially identical to this Amendment by the Company and “Holders” holding at least a majority of the aggregate principal amount of the November 2016 Notes outstanding, including the Lead Investor, as well as the Collateral Agent, that, together with undersigned, constitute the Required Holders. From and after such effectiveness, any reference to the November 2016 Notes shall be deemed to be a reference to the November 2016 Notes, as amended hereby. Except as specifically amended as set forth herein, each term and condition of the November 2016 Notes shall continue in full force and effect.

2. Entire Agreement. This Amendment, together with the November 2016 SPA and November 2016 Notes, as amended to date, contains the entire agreement of the parties with respect to the matters contemplated hereby and thereby, and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

3. Governing Law. This Amendment shall be governed by the internal law of the State of New York.

4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
	Name:	Domonic J. Carney
	Title:	Chief Financial Officer

Signature Page to Amendment Agreement—June 2018

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

HOLDER:

By:
Name:
Title:

Signature Page to Amendment Agreement—June 2018